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                                                                    EXHIBIT 99.1


Company Contact:
Robert J. Blair
Western Digital Corporation
949.932.7834
bob.blair@wdc.com


For Immediate Release
---------------------

                 WESTERN DIGITAL ANNOUNCES FIRST QUARTER RESULTS

IRVINE, CA -- October 20, 1999 -- Western Digital Corporation (NYSE:WDC) today reported revenue of $407.0 million and a net loss of $106.3 million, or $1.11 per share, for its first quarter ended October 2, 1999. The net loss includes restructuring charges of $32.3 million, primarily related to the transfer of all desktop hard drive production from Singapore to Malaysia, and $37.7 million of special charges to cost of sales for the product recall announced on September 27, 1999. Also included in the first quarter loss is an extraordinary gain of $90.6 million for the redemption of some of the Company's debentures for common stock. Excluding the non-recurring charges and the extraordinary gain, the net loss and net loss per share would have been $126.9 million, or $1.32 per share. In the year earlier period, Western Digital reported revenue of $650.9 million and a net loss of $194.7 million, or $2.20 per share. The results for the first quarter of 1999 included special charges of $84.5 million. Excluding these special charges, net loss and net loss per share for the first quarter of 1999 would have been $110.2 million and $1.24, respectively.

         Chuck Haggerty, chairman, president and chief executive officer of Western Digital, stated: "The first quarter was another very competitive pricing environment in the hard drive industry, complicated for Western Digital by the product recall. The operations recovery plan is on schedule: 90% of the affected drives have been captured and are being reworked; volume production resumed last week of the WD Caviar 6.8GB/platter series with new chips; all major OEM customers have reviewed and accepted the corrective action plan; and we expect to be back to normal production levels in the first week of November.

         "We are in qualification at all major OEM customers with our next generation WD Caviar desktop series, the 9.1GB and 10.2GB/platter platforms, and expect to be volume shipping to customers in October.

         In the Enterprise market, Haggerty noted that the Company's shipments will begin to shift in the next several quarters to more of the 10,000 RPM drives as the Company expands its offerings in the high end and entry-level segments of this market.

         "WD's hard drives continue to win industry and customer accolades," Haggerty continued. "In the first quarter, PC World, VAR Business and StorageReview.com recognized WD hard drives for industry-leading quality and performance in their annual surveys.

         "Our efforts to create the industry's most efficient manufacturing operation have resulted in annualized cost savings of about $100 million. We expect to achieve additional efficiencies and savings throughout our organizations in the next several quarters."



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         The Company made further progress in its diversification efforts into audio/visual storage solutions and networked attached storage solutions in the first quarter. In the A/V space, Western Digital introduced the WD Performer, its first hard drive specifically for the home entertainment market and featuring WhisperDrive acoustics technology. The WD Performer is in qualification with a number of consumer electronics and set top box manufacturers. The Company also introduced its innovative StreamWeaver technology for its next-generation WD Performer drives, to enable consumers to efficiently handle multiple streams of data in the home entertainment environment. "By developing unique technology that facilitates the growth of this market and by partnering with consumer AV leader Sony, we aim to establish WD as a major industry player over the next year in this fast-growing emerging space," said Haggerty.

         Haggerty indicated that Connex, a wholly-owned subsidiary of Western Digital, will be introducing its first network attached storage system shortly and that initial shipments are scheduled for January 2000.

         "Combined with our initiatives to restore the core hard drive business to health and peak efficiency, the efforts in audio visual and network attached storage solutions are key elements in transforming the WD business model in the long term," said Haggerty.

         Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers, servers, workstations and home entertainment electronic products. Through its Connex subsidiary, the company serves users of network-attached storage systems and enterprise-wide storage area networks. Western Digital was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found at http://www.westerndigital.com.

         This release contains forward-looking statements, including statements relating to the Company's resumption of normal production levels, the shift in production to its 10,000 rpm Enterprise drive, expected volume shipment of the Company's next generation drives, additional efficiencies and savings, expected volume shipments of the WD Performer drive, the Company's position as an industry player in the home entertainment environment, and shipments by Connex of its first networked attached storage system. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: an adequate supply of components for the Company's drives; implementation of headcount reductions and operational changes; successful production ramp of the Company's next generation drives; leadership by the Company in home entertainment storage technology; successful qualification of the Company's drives with key OEM customers; overall supply and customer demand in the hard drive industry; changes in customer order patterns; business conditions and growth in the personal and enterprise computing industry; development of non-traditional markets for hard drives; successful development and sale of the Connex's first product for the networked attached storage market; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.


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                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED
                                                            ---------------------------------------
                                                             OCT. 2,        JULY 3,       SEPT. 26,
                                                              1999           1999           1998
                                                            ---------      ---------      ---------
Revenues, net .........................................     $ 406,957      $ 709,302      $ 650,858

Costs and expenses:
     Cost of revenues .................................       472,300        688,429        733,610
     Research and development .........................        50,143         52,003         51,921
     Selling, general and administrative ..............        43,822         44,597         57,332
     Restructuring provision ..........................        32,300         20,000             --
                                                            ---------      ---------      ---------
           Total costs and expenses ...................       598,565        805,029        842,863
                                                            ---------      ---------      ---------
Operating loss ........................................      (191,608)       (95,727)      (192,005)
Net interest expense ..................................        (5,329)        (5,759)        (2,653)
                                                            ---------      ---------      ---------
Loss before income taxes and extraordinary item .......      (196,937)      (101,486)      (194,658)
Provision for income taxes ............................            --             --             --
                                                            ---------      ---------      ---------
Loss before extraordinary item ........................      (196,937)      (101,486)      (194,658)
Extraordinary gain from redemption of debentures ......        90,622             --             --
                                                            ---------      ---------      ---------
Net Loss ..............................................     $(106,315)     $(101,486)     $(194,658)
                                                            =========      =========      =========

      Basic and diluted income (loss) per common share:

Loss per share before extraordinary item ..............     $   (2.05)     $   (1.12)     $   (2.20)
Extraordinary gain ....................................           .94             --             --
                                                            ---------      ---------      ---------
Loss per share ........................................     $   (1.11)     $   (1.12)     $   (2.20)
                                                            =========      =========      =========

Common shares used in computing per share amounts .....        95,918         90,596         88,545
                                                            =========      =========      =========


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                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  OCT. 2,          JULY 3,
                                                                   1999             1999
                                                                -----------      -----------
                                     ASSETS

Current assets:
      Cash and cash equivalents ...........................     $   185,054      $   226,147
      Accounts receivable, net ............................          87,255          273,435
      Inventories .........................................         207,741          144,093
      Prepaid expenses ....................................          45,675           44,672
                                                                -----------      -----------
           Total current assets ...........................         525,725          688,347

Property and equipment, net ...............................         186,981          237,939
Intangible and other assets, net ..........................         117,506           96,116
                                                                -----------      -----------
           Total assets ...................................     $   830,212      $ 1,022,402
                                                                ===========      ===========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
      Accounts payable ....................................     $   272,949      $   335,907
      Accrued expenses ....................................         291,119          280,711
      Current portion of long-term debt ...................          10,000           10,000
                                                                -----------      -----------
           Total current liabilities ......................         574,068          626,618

Long-term debt ............................................         371,365          534,144
Deferred income taxes .....................................          15,476           15,430

Shareholders' deficit:
      Common stock, $.01 par value ........................           1,123              906
      Additional paid-in capital ..........................         247,413          142,268
      Accumulated other comprehensive income (loss) .......          21,923           (2,123)
      Accumulated deficit .................................        (401,156)        (294,841)
                                                                -----------      -----------
           Total shareholders' deficit ....................        (130,697)        (153,790)
                                                                -----------      -----------
           Total liabilities and shareholders' deficit ....     $   830,212      $ 1,022,402
                                                                ===========      ===========


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